Exhibit 15.1

Exhibit 15.1     Letter of Acknowledgment of Use of Report on Unaudited Interim Financial Information

December 6, 2005

Board of Directors and Shareholders
Fleetwood Enterprises, Inc.

We are aware of the incorporation by reference in the Registration Statements: Form S-3 No. 333-128123, pertaining to the registration of Fleetwood Enterprises, Inc. Common Stock, Preferred Stock, Debt Securities, Warrants and Rights, Form S-8
No. 333-124790, pertaining to the Fleetwood Enterprises, Inc. Elden L. Smith Stock Option Plan and Agreement, Form S-8 No. 333-101543, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the 1992 Non-Employee Director Stock Option Plan and the Edward B. Caudill Stock Option Plan and Agreement, Form S-8 No. 333-37544 and Form S-8 No. 333-55824, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan and the 1992 Non-Employee Director Stock Option Plan, Form S-8 No. 333-15167, pertaining to the Fleetwood, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, Form S-3 No. 333-73678, pertaining to the registration of 2,359,954 shares of Fleetwood Enterprises, Inc. Common Stock, Form S-3 No. 333-102585, pertaining to the registration of 40,000,000 shares of Fleetwood Enterprises, Inc. Common Stock, and Form S-3 No. 333-113730, pertaining to the registration of convertible subordinated debentures and underlying shares of Fleetwood Enterprises, Inc. Common Stock of our report dated December 5, 2005, relating to the unaudited condensed consolidated interim financial statements of Fleetwood Enterprises, Inc. that are included in its Form 10-Q for the quarter ended October 30, 2005.

/s/ Ernst & Young LLP
Orange County, California